UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: June 22, 2006

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32261

Texas	76-0362774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into Material Definitive Agreement.

On June 22, 2006 (the “Restatement Date”), ATP Oil & Gas Corporation (the “Company”), the Lenders (“Lenders,” as defined in Article 1) and Credit Suisse (as Administrative Agent and Collateral Agent for the Lenders) entered into the Second Amended and Restated Credit Agreement (the “Term Loan Facility”). The Term Loan Facility will mature on April 14, 2010, and will amortize in equal quarterly installments (beginning September 30, 2006) in an aggregate annual amount equal to 1% of the original principal amount of the Facility through March 31, 2009, with the balance payable in equal quarterly installments during the final year of the Facility.

The Company, Administrative Agent, Collateral Agent and the Lenders party thereto (the “Existing Lenders”) previously entered into the Amended and Restated Credit Agreement dated as of April 14, 2005, as amended by Amendment No. 1 dated as of July 15, 2005 (as so amended, the “Existing Credit Agreement”), under which the Existing Lenders extended credit to the Company in the form of term loans in an aggregate principal amount of $350.0 million (of which $346.5 million aggregate principal amount (the “Existing Term Loans”) was outstanding immediately prior to the Restatement Date).

With this Amendment, the Company borrowed additional amounts under terms and provisions (after giving effect to the amendments to be made to the Existing Credit Agreement on the Restatement Date) identical to the Existing Term Loans as of the Restatement Date, in an aggregate principal amount of $178.5 million, the proceeds of which will be used by the Company (a) to pay fees and expenses incurred in connection with the Transactions and (b) from time to time solely for general corporate purposes.

The Existing Credit Agreement was amended, among other things, to effect the following:

•	increase the secured term loan facility from $350.0 million to $525.0 million;

•	decrease the interest rate margin on any LIBOR loan from 5.50% to 3.25%;

•	decrease the interest rate margin on any base rate loan from 4.50% to 2.25%;

•	amend the U.K. and Netherlands subsidiary companies’ guarantees and security agreements (and in the case of the U.K. subsidiary, remove a first mortgage lien) to 65% stock pledges along with agreements not to pledge their assets in conjunction with any other borrowings;

•	increase the limit on Capital Lease Obligations and Synthetic Lease Obligations from $50.0 million to $200.0 million at any time;

•	increase the limit on Unsecured Indebtedness from $30.0 million to $60.0 million at any time;

•	increase the amount of Permitted Business Investments (including Acquisitions) from $75.0 million to the greater of $150.0 million or 7.5% of the PV-10 reserves value in any fiscal year, and permit loans and advances of up to an aggregate $300.0 million at any time to any foreign subsidiary company to fund capital expenditures and other development costs in respect of oil and gas properties in the North Sea;

•	allow for limited repurchases of the Company’s outstanding common stock; and,

•	allow for the payment of cash dividends on outstanding Preferred Stock.

The Term Loan Facility contains the following modifications to financial covenants:

•	Minimum Reserve Coverage Ratio (ratio of the aggregate value of proved plus 50% of probable reserves to total Net Debt) is 3.0 to 1.0 (formerly 2.5 to 1.0 without consideration of probable reserves); and,

•	the Debt to Reserve Amount test (requirement to maintain Net Debt of less than $2.50 per unit of Proved Developed Reserves) is eliminated.

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As of the Restatement Date, the Company increased its aggregate borrowings under the Term Loans by $178.5 million (from the balance outstanding as of March 31, 2006) to an aggregate outstanding principal amount of $525.0 million. From this increase in borrowings, the Company received net proceeds of $167.4 million after deducting $11.1 million for fees and expenses.

The foregoing description of the Term Loan Facility and the Existing Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Facility filed as an exhibit hereto and incorporated by reference herein. In addition, capitalized terms used but not defined in the foregoing description have the respective meanings assigned to such terms in the Term Loan Facility.

Item 7.01. – Regulation FD Disclosure

On June 22, 2006, the Company issued a press release, included herein as Exhibit 99.1, announcing the amendment of its credit agreements.

Item 9.01. — Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 2 and Agreement dated as of June 22, 2006, among ATP Oil & Gas Corporation, the lenders from time to time party thereto and Credit Suisse, as administrative agent and as collateral agent for the Lenders.

99.1	Press Release dated June 22, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

ATP Oil & Gas Corporation

Date: June 23, 2006	By:	/s/ Albert L. Reese, Jr.
Albert L. Reese, Jr.
Chief Financial Officer

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